SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 21, 2005

  EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32179	02-0478229
(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 683-1200

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Definitive Material Agreement.

On April 21, 2005, the Compensation Committee of the Board of Directors of EXACT Sciences Corporation (the “Company”) approved the EXACT Sciences Corporation 2005 Executive Incentive Plan (the “Incentive Plan”).  The Incentive Plan establishes cash and stock bonus awards that may be earned by senior management approved for participation in the Incentive Plan, including each executive officer of the Company, based on their individual performance and on the Company’s achievement of certain corporate goals.  The Incentive Plan also establishes a minimum achievement level with respect to the corporate goals necessary for any bonuses to be awarded under the Incentive Plan.  The corporate goals approved by the Compensation Committee and the Board of Directors of the Company relate to cash management, sales programs and product development and commercialization efforts, as set forth in the Company’s 2005 fiscal year operating plan.  The Compensation Committee and/or the Board of Directors will determine whether individual performance levels and the corporate goals have been attained, and retain the right to amend, alter or terminate the Incentive Plan at any time.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 26, 2005, Dr. Richard Barker, a director of the Company, notified the Company of his intention not to stand for re-election to the Company’s Board of Directors.  Dr. Barker will remain a director of the Company until the expiration of his term at this year’s annual meeting of stockholders, scheduled to take place on July 22, 2005.  In connection with Dr. Barker’s departure, the Board of Directors has approved a decrease in the number of directors constituting the Board from eight members to seven, to be effective as of this year’s annual meeting of stockholders.  Dr. Barker’s departure did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT Sciences Corporation

April 27, 2005	By:	/s/ Don. M. Hardison
Don. M. Hardison
President and Chief Executive Officer